Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of sanofi-aventis relating to the Sanofi-Aventis Stock Option Plan 2007 of our reports dated March 28, 2007 relating to the consolidated financial statements, and to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in sanofi-aventis’ annual report on Form 20-F for the year ended December 31, 2006.

Neuilly-sur-Seine, France

February 12, 2008

PricewaterhouseCoopers Audit

Catherine Pariset	Philippe Vogt